Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 19, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.125480 per unit, payable on April 15, 2010, to unit holders of record on March 31, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased slightly from the previous month due primarily to higher production and prices for oil and gas. This would primarily reflect production for the month of January. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 57,228 bbls and 261,102 Mcf. The average price for oil was $73.23 per bbl and for gas was $8.13 per Mcf. Capital expenditures were approximately $133,920. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	57,228	261,102	$73.23	$8.13
Prior Month	52,880	231,516	$70.29	$7.31
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
     The 2009 tax information packets were mailed directly to unitholders in the first week of March. A copy of the 2009 Tax Information booklet is posted on the Trust website. A simple cost depletion calculator is also now available on the Trust website for the convenience of unitholders.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085